June 16, 2005

Northern Peru Copper Corp.
1550 – 625 Howe Street
Vancouver, B.C
Canada V6C 2T6

Dear Mr. Marhsall Koval, President, Northern Peru Copper Corp.:

LETTER OF INTENT AND PRELIMINARY AGREEMENT REGARDING A PROGRAM OF EXPLORATION FOR MINERALS IN THE REPUBLIC OF PERU

I. SUMMARY

This Letter of Intent and Preliminary Agreement ("**LOI**") is made by and between Northern Peru Copper Corp. ("**Norco**"), its wholly owned or controlled Affiliate Lumina Copper S.A.C. ("**Lumina Copper**") and the Japan Oil, Gas and Metals National Corporation ("**JOGMEC**"), and sets forth the preliminary agreement and basic intentions of Lumina Copper and JOGMEC with respect to the formation of a single purpose unincorporated exploration joint venture (the "**Joint Venture**") for the exploration of the Project and the possible formation of a Joint Venture company (the "**JV Company**") for the development of some or all of those properties over which Lumina Copper holds the rights identified herein.

This LOI confirms and summarizes the Parties' intentions and the terms of their preliminary agreement governing their exploration activities to be conducted within the Project until such time as they:

(a) execute and deliver a Joint Venture Agreement (the "**JVA**");

(b) execute and deliver a Joint Venture Shareholders' Agreement (the "**JVSA**") and a JV Company is formed with respect to the Project;

(c) execute and deliver a Royalty Agreement;

(d) or otherwise freely agree to terminate their negotiations toward achieving such further agreements, whichever first occurs.

The Parties confirm their intention to promptly commence good faith negotiations and the preparation of draft documentation for a JVA or, in contemplation of the formation of a JV Company, of a JVSA. While it is desired that such negotiations shall be completed within six months after the Effective Date, the Parties shall employ their commercially reasonable efforts to complete those negotiations at the earliest practical date. During the PAN Period (as hereinafter defined) the Parties shall abide by and fulfill the terms of this LOI as if it is the full and final joint venture agreement of the Parties in respect of their exploration activities to be conducted within the Project, the assessment of any Minerals discovered therein, and in respect of the determination of their respective Co-Ownership Interests earned or acquired in the Joint Venture Property and in the Project.

In this LOI, headings and notations in bold are for convenience only and do not affect the interpretation hereof and all references to "**dollars**" or to "**$**" are references to the lawful

currency of the United States of America.

II. DEFINITIONS AND EXHIBITS

For ease of reference, the following defined terms shall have the following meanings ascribed thereto in this LOI:

"**Affiliate**", means with respect to a Party, any person or entity which directly or indirectly controls, or is controlled by Party to this LOI or the JVA, as the case may be, where "control" exists when greater than 50% of the voting securities of a Party are held by such person or entity; or a Party holds greater than 50% of the voting securities of such person or entity;

"**Areas of Interest**", means the area within 5 kilometers from the outside boundaries of the Mineral Concessions forming the Pashpap Property within the area broadly indicated on the map forming Exhibit "B";

"**Business Day**", means a day other than a Saturday or Sunday or a statutory holiday in Canada or Japan, as the case may be;

"**CA**", means that certain confidentiality agreement between Lumina Copper and JOGMEC dated October 8, 2004;

"**Change of Control**", means the change in control of one half of more than one half the voting rights attaching to securities of an entity;

"**Co-Ownership Interest**", means the direct legal ownership of an undivided interest in the Joint Venture Property or direct legal ownership of the shares of any JV Company;

"**Development Program**" means a program based upon the Feasibility Study, as approved by the Exploration Management Committee contemplated in giving effect to the achievement of Production, and including an identification of all necessary facilities and permits required for commencement of construction contemplated by the Feasibility Study, and any exploration to be undertaken after implementation of the Development Program;

"**Drilling**", means Diamond drilling, RC drilling and/or similar drilling to these in connection with exploration activities of the Project;

"**Earn In Period**", means the period commencing on the Effective Date and ending on that date when JOGMEC's aggregate contributions to Exploration Expenditures of the Project in cash or in kind amount to United States Dollars Five Million (USD$5,000,000) and an aggregate 25,000 metres of drilling has been completed;

"**Effective Date**", means the date of final execution and dispatch for delivery to the counterpart Party of this LOI by whichever of the Parties last executes this LOI:

"**Encumbrances**", means any and all liens, encumbrances, security interests, mortgages, charges and other rights of third persons that directly affect any portion of the Joint Venture Property or affect or impair the ability of any Party to enjoy its rights under this LOI, the JVA or the JVSA, as the case may be;

"**Exploration Expenditures**", means from and after the Effective Date, all cash expenses and obligations incurred by JOGMEC , as Operator, or incurred by or contributed or paid by JOGMEC in cash or in kind in accordance with requests by the Operator or the Exploration Management Committee, in connection with exploration activities of the Project, including, without limitation, the land payments fees, taxes and charges required to maintain the Project in good standing, all expenditures for geophysical, geo-chemical and geological work, all expenditures for surveys, Drilling, assays, metallurgical testing, feasibility studies, engineering, construction and all other expenditures incurred in respect of the Project in accordance with the directions of the Exploration Management Committee during the Term;

"**Exploration Management Committee**", means the committee formed by the Parties pursuant to section 15 hereof to oversee the exploration activities undertaken in respect of the Project pursuant to this LOI, the JVA or the JVSA, as the case may be;

"**Exploration Program**", means the periodical exploration plans, programs and budgets for incurring Exploration Expenditures and the conduct of exploration activities in respect of the Project, as determined by the Exploration Management Committee for each funding period of exploration activity commencing from the Effective Date;

"**Feasibility Study**", means a technical and economic feasibility study commissioned by the Operator and prepared by independent third parties on behalf of the Parties to internationally professional standards acceptable to banking institutions for purposes of the granting of financial commitments, commissioned and completed in order to determine the feasibility of conducting commercial mining operations within the Project including, without limitation, a determination of the likely costs of acquisition of any properties, the maintenance and administration of the Project, and compliance with all obligations associated with the Project, together with the cost of all geological and geophysical engineering, mining and metallurgical and other studies and surveys relating thereto;

"**Force Majeure Event**", means an act, event or circumstance not within the reasonable control of the Party affected and includes, without limitation, an act of God, fire or explosion, lightning, storm, flood, rock fall, cave in, escape of gas, strike, lock-out, stoppage, restraint of labour, work ban or other labour disturbance that has caused the cessation of work or the substantial interruption of work, riot, civil commotion, war, blockade, act of terrorism, act of a public enemy, revolution, disturbance, state of emergency or an act, order or legislation or decrees, regulations, governmental approvals, consents, permits or licenses, or restriction of any government or semi-governmental or other public or statutory authority (including any foreign government or authority having jurisdiction over the Party alleging the occurrence of the Force Majeure Event) including without limitation, the unavailability of equipment or contractors (provided the Party alleging the occurrence of such unavailability in a Force Majeure Event has used its prudent commercial efforts to procure such equipment or contractors in a timely fashion on terms generally in accordance with then prevailing market conditions for the procurement of such equipment and services);

"**Government Agency**", means the government agency or agencies of the Republic of Peru charged with the administration of the laws or regulations of the Republic of Peru applicable to the Project;

"**JOGMEC**", means the incorporated administrative agency established in accordance with a Statute enacted by the National Diet of Japan to promote and participate in oil, gas, petroleum

and metals mining exploration projects of potential benefit to the economy of Japan, and a Party to this LOI;

"**JOGMEC Earned Interest**", means the 51% Participating Interest, or JOGMEC's option to acquire that Participating Interest at a later date for nil additional consideration, earned and accrued by JOGMEC once it has contributed to or expended an aggregate amount of United States Dollars Five Million USD$5,000,000 of Exploration Expenditures and completed an aggregate of 25,000 metres of drilling, in relation to the Project;

"**JOGMEC Nominee**" or "**JOGMEC Nominees**", means that Japanese company or those Japanese companies to which JOGMEC may at its sole discretion and on such terms as JOGMEC solely determines, except as circumscribed herein, sell, assign or transfer the whole of its rights pursuant to this LOI, and the JVA or JVSA, as the case may be, together with its Participating Interest in the Joint Venture, including its Co-Ownership Interest in the Joint Venture Property, or the JV Company, as the case may be;

"**Joint Venture**", means the single purpose unincorporated joint venture to be formed by and between JOGMEC as a Participant and Norco and Lumina Copper, together as a Participant, regarding the Project;

"**Joint Venture Property**", means the Pashpap Property and any other mineral concessions and mining tenements that are the subject of the Joint Venture and the entire indivisible ownership of all property rights and things contained therein and relating thereto pursuant to any Permit and of any legal, equitable or beneficial interest in or obtained in respect of those mineral concessions and mining tenements whether held by the Parties, or held by a Party on behalf of the Parties, under an option contract, and all other rights and interests, tangible and intangible, relating thereto and to the Project, including the benefit and results of any and all Exploration Expenditures and any and all data obtained from exploration activities undertaken pursuant to this LOI, the JVA or the JVSA, as the case may be, and from any Feasibility Study, together with a license by and between each Party to the other Party or Parties to possess and use those exploration results and data and any Feasibility Study and in any and all Minerals and Products derived from the Pashpap Property;

"**JVA**", means the definitive Joint Venture agreement which the Parties may negotiate and enter into pursuant to the terms and conditions of this LOI;

"**JVSA**", means the definitive shareholders' agreement which the Parties may negotiate and enter into pursuant to the terms and conditions of this LOI and/or the JVA;

"**JV Company**", means any of one or more limited liability companies established pursuant to the terms of this LOI, the JVA and/or the JVSA, which company or companies shall be established in the Republic of Peru, incorporated with the approval of the relevant Government Agency, so as to optimize the tax benefits and minimize any adverse tax consequences, and which company or companies shall be approved for foreign investment in accordance with the laws of the Republic of Peru, as the case may be;

"**LOI**", means this Letter of Intent and Preliminary Agreement;

"**Mediation**", means the dispute resolution procedure described in section 30;

"Minerals", means all ores, minerals and/or mineral resources produced from the Joint Venture Property;

"Operator", means the Party who shall manage and conduct exploration activities within the Project pursuant to this LOI, the JVA or the JVSA, as the case may be;

"Outside Date", means six months after the Effective Date or another date mutually agreed in writing by the Parties for the termination of the negotiations for a JVA or the JVSA, as the case may be;

"PAN Period", means the preliminary agreement negotiation period, being the period commencing on the Effective Date and ending on the earlier of:

(i) the date of the execution and delivery of the first of a JVA or the JVSA, as the case may be; or

(ii) the final termination of negotiations toward achieving agreement regarding a JVA or JVSA, as the case may be.

"Participating Interest", means:

(i) during the Earn-In Period the percentage interest of a Party set out in section 7; and

(ii) following the completion of the Earn-In Period the percentage interest of a Party set out in section 10 and the percentage Co-Ownership Interest of a Party as determined pursuant to this LOI, or a JVA or a JVSA, as the case may be.

"Party" or **"Parties"**, in respect of this LOI, the JVA or the JVSA, as the case may be, or **"Participant"** or **"Participants"** in respect of the Joint Venture, means either or both JOGMEC as a Party or a Participant and Norco and Lumina Copper, together as a Party or a Participant, as the circumstances require, and their respective successors and permitted assigns;

"Pashpap Property", means the exploration and mining tenement recorded in the name of Lumina Copper, as described in claim numbers set out in **Exhibit "A"** and as set out on the map in **Exhibit "B"**, located in the Republic of Peru, and all property, rights and things contained therein or relating thereto pursuant to any Permit issued in respect of that property;

"Permit" or **"Permits"**, means the instrument or instruments issued by the Government Agency pursuant to which the exploration rights and/or exploitation rights (including water rights) are granted or evidenced in respect of the Pashpap Property and any property comprised in or later acquired pursuant to the Project, that is held by a Party to the full extent of its or their ability and authority in a fiduciary capacity for the beneficial interest of the Parties;

"Production", means the operation of the Joint Venture Property or any part thereof as a mine developed pursuant to a Feasibility Report as the same may be modified by the Development Program;

"Project", means the acquisition ownership, exploration and assessment of the mining tenements, including the Pashpap Property, that are the subject of the Joint Venture, including the conduct of all activities necessary or advisable in order to carry out and complete such exploration and assessment of the mining tenements and Minerals discovered therein including, the conduct of Feasibility Studies and the development and commercial exploitation of any Minerals discovered within the mining tenements;

"Pro-Rata Funding Period", means the period immediately following completion of the Earn In Period;

"Royalty Agreement", means the royalty agreement in the form attached as a Schedule to the JVA or the JVSA, as the case may be, which shall include customary terms in the industry for base or precious metal production in respect of such royalties;

"Term", means the term commencing as at the Effective Date, inclusive of the PAN Period, the Earn In Period, and the Pro-Rata Funding Period, and continuing until terminated in accordance with this LOI or the JVA, as the case may be;

"Transfer", means a sale, assignment and/or transfer or an agreement to sell, assign or transfer as contemplated in Section 13;

"Transferred Interest", has the meaning set forth in section 13;

The Exhibits attached to and forming a part of this LOI are as follows:
Exhibit "A" – Claim Numbers of Pashpap Property
Exhibit "B" – Map of Pashpap Property

III. TERMS OF LOI

At such time as the Parties enter into the JVA or JVSA or a Royalty Agreement, that agreement shall supersede this LOI in all respects, but until such event occurs the Parties agree that:

1. **Formation and Scope of Project.** The area or areas over which this LOI, the JVA or JVSA will govern the rights and interests of the Parties in the Pashpap Property are the area or areas encompassed within the boundaries of the Areas of Interest. Subject to this LOI, the JVA or JVSA, as the case may be, the Parties hereby form a single purpose joint venture for the purpose of undertaking such activities as are determined in accordance with the provisions hereof to be necessary or appropriate, directly or indirectly, and prepare and implement Exploration Programs including, subject to the terms of this LOI, preparation of a Feasibility Study, all in accordance with and subject to the terms of this LOI, the JVA or JVSA, as the case may be.

IV. NEGOTIATIONS

2. **Purpose of LOI.** The Parties acknowledge and affirm this LOI sets out the basic intentions of the Parties and the terms of their preliminary agreement with respect to the subject matter.

3. **Conduct of negotiations.** The Parties shall negotiate in good faith to achieve agreement regarding the terms, in English, of the JVA or JVSA, as the case may be, with such agreement to incorporate the terms of this LOI and such additional terms as may be agreed by the Parties, with the aim of achieving such agreement and executing and implementing the JVA or the JVSA, as the case may be, by the Outside Date as defined in this LOI or such later date as agreed, extended or deferred in accordance with this LOI.

4. **Failure to achieve agreement.** If the Parties cannot achieve final agreement on the terms of the JVA or JVSA, as the case may be, by the Outside Date, then the Outside Date will be extended for such period as requested by JOGMEC. If the Outside Date is not extended in accordance with the terms of this LOI or by agreement of the Parties, this LOI will at JOGMEC's option cease to be effective, but not otherwise.

PRELIMINARY MATTERS

5. **First Meeting of Exploration Management Committee.** The Parties agree that as soon as practical after the Effective Date, the Operator shall convene the first meeting of the Exploration Management Committee in Vancouver, or such other location that is mutually agreed to by the Parties, to oversee the exploration of the Project and the conduct of the Joint Venture. Thereafter, the Operator shall conduct exploration activities in accordance with the Exploration Programs approved by the Exploration Management Committee.

6. **Initial Participating Interests.**

(a) At the Effective Date, the respective Participating Interest of the Parties are:

Norco	49%
JOGMEC	51%

provided that JOGMEC shall not have a co-ownership interest in the Joint Venture Property until such time that the Earn-In Period is completed pursuant to the terms of this LOI, or the JVA or JVSA, as the case may be;

(b) During the Earn In Period, JOGMEC may contribute to Exploration Expenditure and thereby earn a co-ownership interest in the Joint Venture Property or the JV Company, as the case may be, in accordance with the terms of this **section 6** and **section 10**;

(c) The Operator shall conduct the exploration activities and JOGMEC shall fund the cost thereof under this LOI or under the JVA or the JVSA, as the case may be, and by so doing JOGMEC shall be entitled to accrue ownership rights to the full and unencumbered right, title and benefit to a 51% Co-Ownership Interest in the Joint Venture Property and/or in the ownership of shares of any JV Company formed in respect of the Project (the "**JOGMEC Earned Interest**"), or the option to acquire that Co-Ownership Interest at a later date (not to be greater than 120 days) for nil additional consideration, once it has contributed an aggregate amount of United States Dollars Five Million (USD$5,000,000) to Exploration Expenditures and completed an aggregate of 25,000 metres of drilling in respect of the Project;

7. **Deemed voting entitlement.** Notwithstanding the co-ownership interests of the Participants in the Joint Venture Property during the Earn-In Period, for the purposes of participating in the Joint Venture and decisions and resolutions of the Exploration Management Committee from and after the Effective Date and throughout the Earn In Period, JOGMEC shall be unconditionally entitled to exercise the voting rights attached to the JOGMEC Participating Interest set out in Section 6(a).

8. **Administration of the property.** During the Earn In Period Norco and Lumina Copper shall keep the Pashpap Property in good standing by making all required payments or as may be required pursuant to the Permits and/or under the applicable laws of the governing jurisdiction, which cost shall be recoverable by Norco in full and promptly on

demand from JOGMEC, and if so recovered by Norco from JOGMEC shall be on account of Exploration Expenditures. In addition, the following general administration costs of the Pashpap Property shall be paid by JOGMEC to Norco according to the following schedule:

	Timing	General Administration Cost
(i)	Immediately after the Effective Date	USD$50,000
(ii)	12 months after the Effective Date	USD$50,000
(iii)	24 months after the Effective Date	USD$50,000
(iv)	36 months after the Effective Date	USD$50,000
		USD$200,000

The aforementioned general administration costs paid by JOGMEC shall also be paid as Exploration Expenditures and paid on account of the JOGMEC Earned Interest.

EARN IN PERIOD

9. <u>Funding of Exploration Expenditures in Earn In Period.</u>

(a) <u>Earn In Period.</u> Subject to section 23(a), in order to acquire the JOGMEC Earned Interest, JOGMEC will, during each of the respective funding periods set out in the schedule below that comprise the Earn In Period, contribute or expend in cash or in kind on Exploration Expenditures pursuant to approved Exploration Programs the corresponding amounts prescribed in the schedule set out below.

	Funding Period		Contribution Amount
(i)	First	from the Effective Date to and including March 31, 2006	a minimum of USD$500,000
(ii)	Second	from April 1, 2006 to and including March 31, 2007	a minimum of USD$1,000,000
(iii)	Third	from April 1, 2007 to and including March 31, 2008	a minimum of USD$1,500,000
(iv)	Fourth	from April 1, 2008 to and including March 31, 2009	$5,000,000 less the sum of previous contributions
		TOTAL:	a minimum of USD$5,000,000

(b) <u>Completion of Earn In Period.</u> Once JOGMEC has contributed or expended on Exploration Expenditures an aggregate amount of United States Dollars Five Million (USD$5,000,000) and completed an aggregate of 25,000 metres of drilling, the Earn In Period shall be at an end and the Pro-Rata Funding Period shall commence.

(c) <u>Crediting of surplus amounts.</u> In the event the amount actually contributed or expended by JOGMEC on account of Exploration Expenditures during the Earn In Period exceeds the aggregate amount of United States Dollars Five Million (USD$5,000,000), then the amount of any such excess shall be applied on account of JOGMEC's obligation to contribute to the Exploration Expenditures budgeted for the Pro-Rata Funding Period, provided that the amount of any such excess

shall not be greater than 5% of the amount contributed by JOGMEC during the fourth funding period.

10. **JOGMEC Earned Interest**. Upon completion of JOGMEC's contribution or expenditure of an aggregate amount of United States Dollars Five Million (USD$5,000,000) and of an aggregate of 25,000 metres of drilling in respect of the Project, JOGMEC shall earn an undivided 51% Co-Ownership Interest in the Joint Venture Property or the JV Company, as the case may be, and such interest shall vest in JOGMEC so as to coincide with the respective Participating Interests of the Parties in the Joint Venture provided that JOGMEC may elect upon written notice to Norco to defer acquisition of its Co-Ownership Interest in the Joint Venture Property for a maximum period of 120 days provided such deferral shall not limit any of the liabilities or obligations that arise from or are incurred in respect of or on account of the JOGMEC Earned Interest.

As of the completion of the Earn In Period the value of Lumina Copper's Participating Interest shall be deemed to be equal to the amount contributed by JOGMEC (being USD$5 million) multiplied by 4.9 and divided by 5.1.

PRO-RATA FUNDING PERIOD

11. **Pro Rata Funding.**

(a) **Funding Procedure**. During the Pro-Rata Funding Period each party shall contribute to all expenditures approved by the Exploration Management Committee in proportion to its Participating Interest provided that each Participant shall have a period of 60 days after a Exploration Program is approved by the Exploration Management Committee, to advise the Operator whether it shall fund any or all of its proportionate share of expenditures set out therein in accordance with its Participating Interest.

(b) **Application of Dilution Formulae**. The dilution formula set out in:

(i) section 11(c) shall apply if a Participant refuses or otherwise fails to respond to an invitation by the Exploration Management Committee to participate in a Exploration Program during the Pro-Rata Funding Period or if a Participant advises the Operator that it shall fund less than its proportionate share of expenditures set out therein in accordance with its Participating Interest;

(ii) section 11(d) shall apply if a Participant elects to contribute to its proportionate share of an Exploration Program during the Pro-Rata Funding Period, but fails to meet a cash call made by the Operator

(c) **Dilution re Agreed Upon Amount**. If a Participant refuses or otherwise fails to respond to an invitation by the Exploration Management Committee to participate in making expenditures of a Exploration Program during the Pro-Rata Funding Period or if a Participant advises the Operator that it shall fund less than its proportionate shares (in accordance with its Participating Interest) set out therein, the Participating Interests of the Participants thereupon shall be readjusted as follows:

The Participating Interest of the contributing Participant shall be proportionately increased and the Participating Interest of the non-

contributing Participant shall be proportionately decreased so that the Participating Interest of each Participant at all times is that percentage which is equivalent to:

the sum of all of the Exploration Expenditures such Participant has contributed or is deemed to have contributed;
divided by
the sum of the total Exploration Expenditures contributed by both Participant;
multiplied by
100;

and for purposes of the dilution calculation, Norco will be deemed to have initially contributed Exploration Expenditures of USD$4,900,000.00 in consideration of its contribution of the Pashpap Property to the Joint Venture or JV Company, as the case may be, in addition to its contributions to Exploration Programs during the Pro-Rata Funding Period.

(d) <u>Dilution re Failure to Meet Cash Calls.</u> During the Pro-Rata Funding Period, if a Participant elects to contribute to Exploration Expenditures in proportion to its Participating Interest but fails to contribute at all or contributes less than that amount, or if a Participant fails to meet cash calls, the Participating Interest of such Participant shall be adjusted as follows:

the Participating Interest of the defaulting Participant shall be proportionately decreased to a percentage which is equivalent to and the Participating Interest of the non-defaulting Participant shall be correspondingly increased:

the sum of all of the Exploration Expenditures such Participant has contributed or is deemed to have contributed;
divided by
the sum of the total Exploration Expenditures contributed by both Participants multiplied by one and one-half (1.5);
multiplied by
100;

and for purposes of the dilution calculation, Norco will be deemed to have initially contributed Exploration Expenditures of USD$4,900,000.00 in consideration of its contribution of the Pashpap Property to the Joint Venture or JV Company, as the case may be, in addition to its contributions to Exploration Programs during the Pro-Rata Funding Period.

(e) **<u>No technical breach by JOGMEC.</u>** So long as there are amounts standing to the credit of JOGMEC during the Pro-Rata Funding Period which are sufficient to meet its obligations to contribute Exploration Expenditures for that period, JOGMEC's Participating Interest shall not be diluted in accordance with **sections** 11(c) and 11(d) if any of the circumstances prescribed in **section 11(b)** occur.

12. <u>Conversion to Royalty Interest</u>. During the Pro-Rata Funding Period if a Participant's Participating Interest shall dilute to less than 20% such Participating Interest shall

automatically convert to a 2% Net Smelter Return royalty (the "NSR").

In the event that the Feasibility Study concludes that the burden of the NSR has an adverse effect upon the Project such that the feasibility of conducting commercial mining operations within the Project is not economic, the Participant whose Participating Interest was converted to the NSR shall negotiate in good faith with the other Participant in respect of the right of such Participant to purchase from the Participant holding the NSR all or a portion of the NSR.

TRANSFER RIGHTS AND OBLIGATIONS

13. Transfer Rights. The right of each Participant to Transfer its Participating Interest and its interests in this LOI, the JVA or the JVSA, as the case may be, including its right to acquire a Co-Ownership Interest in the Joint Venture Property in accordance with this LOI or the JVA or the JVSA, as the case may be (collectively, the "**Transferred Interest**") shall at all times be subject to the provisions of this **section 13**. Prior to the completion of any such Transfer, the transferee shall execute and deliver to the non-transferring Participant an agreement, in form and substance reasonably satisfactory to such non-transferring Participant, but on terms not materially dissimilar to the rights and obligations of the transferor as contained in this LOI, the JVA or the JVSA, as the case may be, pursuant to which such transferee agrees to be bound by and abide by the terms and conditions of this LOI or the JVA or the JVSA, as the case may be, as if it were an original signatory hereto or thereto. The JVA or the JVSA shall set out the terms and conditions which shall apply (or shall not apply thereto) in the event there are more than two persons owning Participating Interests as a result of a Transfer completed in accordance with this **section 13** (for example, dilution, the right to appoint the Operator and/or the Chairman of the Exploration Management Committee, the right to appoint members to the Exploration Management Committee, etc.). The terms and conditions pertaining to a Transfer are as follows:

(a) Transfer to JOGMEC Nominee.
JOGMEC shall during the Term or during the term of the JVA or the JVSA have: an unrestricted right to Transfer its entire Transferred Interest to a JOGMEC Nominee; and

Where JOGMEC transfers its rights and obligations to a JOGMEC Nominee before it completes the requirements to earn the JOGMEC Earned Interest, any and all amounts contributed or expended by JOGMEC on account of Exploration Expenditures during its participation in the Joint Venture shall stand to the credit and inure to the benefit of the JOGMEC Nominee.

(b) Certain Other Permitted Transfers. Without limiting the foregoing each of JOGMEC and Lumina Copper shall have the right to Transfer all, but not less than all, of its Transferred Interest:

(i) to an Affiliate provided that such Affiliate remains an Affiliate of the transferor for the term of this LOI or the JVA or the JVSA, as the case may be, and expressly on the condition that if there is a Change in Control of the Affiliate, that Transferred Interest shall immediately be transferred or re-assigned by the Affiliate to the original transferor or the legal successor thereof;

(ii) as part of a corporate merger, consolidation, amalgamation or reorganization pursuant to which the surviving entity shall possess substantially all of the stock or all of the property rights and interests and shall be subject to substantially all of the liabilities and obligations of the transferor; or

(iii) as part of the grant by the transferor of a security interest in the Transferred Interest by way of mortgage, deed of trust, pledge, lien or other encumbrance.

The rights set out in **section 13(b)** must be exercised by the Participants in good faith and must not be used to defeat transfer restrictions and/or change in control provisions specified by **section 33** hereof respectively.

(c) <u>Right of First Refusal</u>

(i) Subject to the foregoing, except in the case of a transfer, sale or assignment by JOGMEC to a JOGMEC Nominee or by a Participant pursuant to section 13(b), if a Participant (the "Assigning Party") wishes to assign all or any of its Transferred Interest to a third party, the Assigning Party must first offer to assign such interest to the other Participant (the "Non-Assigning Party") upon the same terms and conditions as the proposed terms and conditions of the assignment to the third party. The Non-Assigning Party may accept such offer by notice to the Assigning Party within 60 days after the making of the offer;

(ii) For the purposes of **Section 13(c)(i)** the identity of the proposed third party assignee, the proposed purchase price and all other terms and conditions upon which the Assigning Party is prepared to sell or dispose of all or part of its Transferred Interest shall be notified to the Non-Assigning Party at the time of the delivery of the offer. Notification of the proposed purchase price must be expressed to the Non-Assigning Party only as a cash amount, which may include the immediately realizable cash equivalent amount to the Assigning Party of any proposed share equity to be paid to the Assigning Party by the third party assignee as evidenced by a current market valuation.

(iii) If an offer made by the Assigning Party to the Non-Assigning Party pursuant to **Section 13(c)(i)** and **13(c)(ii)** is not duly accepted then the Assigning Party may within 3 months after expiry of the 60 day period specified in **Section 13(c)(i)**, proceed with the proposed assignment, but the Assigning Party may not, without the consent of the Non-Assigning Party, assign, sell or transfer such Transferred Interest on terms more favourable than those notified in its offer to the Non-Assigning Party without first making a new offer pursuant to this section 13(c).

14. <u>**Formation of a JV Company**</u>. If the Parties do not form a JV Company prior to the end of the Earn In Period, thereafter during the Term the Parties shall use their good faith best efforts to investigate restructuring the unincorporated Joint Venture as a JV Company if such restructuring would serve to optimize operational efficiencies for the

Joint Venture. Prior to the establishment of the JV Company, the Parties will negotiate in good faith:

(a) the JVSA (which shall not be inconsistent with the terms of this LOI or the JVA);

(b) the cost base of the JV Company; and

(c) the equity interests of the Parties in the shares of the JV Company and a mechanism to reflect dilution on a going forward basis in the shareholdings of the JV Company in circumstances similar to those set out in section 11(b).

The Parties shall contribute to the incorporation and organization costs of the JV Company in proportion to their then existing Participating Interests. Upon the formation of the JV Company, the Parties shall do all things necessary to transfer or assign the Joint Venture Property to the JV Company to the maximum extent permitted by law.

V. EXPLORATION MANAGEMENT COMMITTEE

15. Composition of Exploration Management Committee. During the Earn In Period and the Pro-Rata Funding Period, the Exploration Management Committee shall consist of two members, being one appointed by Norco and Lumina Copper and one appointed by JOGMEC. Subject to the provisions of section 7, Norco and Lumina Copper, together, and JOGMEC, each acting through its appointed member shall have the number of votes on the Exploration Management Committee equal to its Participating Interest. The Parties shall notify one another of the identity of such members in writing and shall further promptly notify one another in writing of the replacement of any such members. Each Party may appoint one or more alternates to act in the absence of a regular member.

16. Chairman of Exploration Management Committee. During the Earn In Period, JOGMEC shall have the right to elect the Chairman of the Exploration Management Committee. During the Pro-Rata Funding Period, the Chairman shall be decided by a simple majority vote based upon Participating Interests.

17. Meetings of the Exploration Management Committee.

(a) Holding of Meetings. During the Earn In Period and the Pro-Rata Funding Period, the Exploration Management Committee shall hold regular meetings at least annually or more frequently as needed, in Vancouver or at such other times or locations as may be agreed upon by the Parties. It is understood and agreed that the members shall consider and vote whether to and approve the draft Exploration Program proposed by the Operator, subject to such modifications as the Exploration Management Committee deems necessary.

(b) Meeting Protocol and Procedure. The Operator shall give 30 days' written notice to the Parties of regular meetings of the Exploration Management Committee. Either Party may also call a special meeting of the Exploration Management Committee upon 15 days' notice to the other Party. In the case of emergency, reasonable notice of a special meeting of the Exploration Management Committee shall suffice provided that quorum is present at the resulting meeting.

There shall be a quorum of the Exploration Management Committee if at least one member representing each Party is present.

Each notice of a meeting of the Exploration Management Committee shall include an itemized agenda prepared by the Operator, in the case of a regular meeting or by the Party calling the meeting, in the case of a special meeting, but any matters that are not on the agenda may be considered with the consent of both Parties.

In lieu of meetings, the Exploration Management Committee may hold telephone conferences so long as all decisions are immediately confirmed in writing by the Parties. The decision on any question by original or telefacsimile consent in writing of all of the members shall be as valid as if it had been decided at a duly called and held meeting of the Exploration Management Committee.

The Parties are required at all times to act with good faith when participating in meetings of the Exploration Management Committee.

18. <u>Decisions of Exploration Management Committee</u>. Subject to those matters specified in sections 19. decisions of the Exploration Management Committee shall be made by a simple majority of votes cast by the member representing a Party. The weight of each Party's vote shall be proportionate to its Participating Interest. The Chairman shall be entitled to exercise a casting vote in the case of deadlock.

19. <u>Special Decision Making.</u> Decisions of the Exploration Management Committee in respect of the following matters shall require a special majority of 70% of the votes cast:

(a) acquisition, disposition or abandonment of any mineral concessions or mining tenements constituting or to constitute Joint Venture Property;

(b) a Development Program that differs materially from that contemplated in a Feasibility Study;

(c) suspension of operations of the Joint Venture;

(d) the permanent termination of operations on the Joint Venture Property or the termination of the Joint Venture;

(e) any transaction with a Participant or an Affiliate of a Participant which is not on ordinary commercial terms or which involves expenditures of more than $500,000.00;

(f) the settlement of any litigation or insurance claim relating to the Join Venture Property or operations thereon providing for the payment by or to the Participants jointly of an amount greater than $500,000.00;

(g) approval of any project financing;

(h) grant of any encumbrance over the Joint Venture Property;

IF AND WHEN the Project structure is converted to a JV Company sometime in the future, the following additional decisions shall require a special majority of 70% of shares voted:

(a) allot, issue, purchase, redeem or acquire any shares or other securities of the JV Company, instruments convertible into shares or other securities;

(b) increase or decrease the authorized capital of the JV Company or alter the share capital of the JV Company;

(c) loan any money to, provide a guarantee of, or assume liability for the debts or obligations of any other person or repay any shareholder loans;

(d) change the nature of the JV Company's business or undertake or proceed with any transaction outside the ordinary course of the business;

(e) amalgamate, consolidate or merge or enter into an agreement to amalgamate, consolidate or merge the JV Company with any person;

(f) institute proceedings for the winding-up, reorganization or dissolution of the JV Company;

(g) incorporate, purchase, acquire, fund, sell, or dispose of any subsidiary, whether wholly or partially owned by the JV Company;

(h) enter into any joint venture, partnership or strategic alliance with any person;

(i) institute or settle any judicial or quasi-judicial proceedings by or against the JV Company in relation to any matter the object of which exceeds $250,000;

(j) settle any insurance claim in excess of $1,000,000;

(k) select the auditors for the company;

(l) borrow any money (including, without limitation, shareholder's loans) or grant any security over the assets of the JV Company;

(m) pay any dividends or make other forms of distribution, including repayment of share capital;

(n) except as contemplated in the Development Program, dispose of the Joint Venture Property or any portion thereof;

(o) enter into any forward sales, future contracts or hedging transactions or trading puts, calls, or options, or any similar price protection or marketing mechanism; and

(p) make any expenditure by or on behalf of the JV Company to develop or operate the Property outside of the scope contemplated by the Development Program.

OPERATOR

20. Appointment, rights and obligations. The Operator shall carry out all exploration activities in accordance with the direction and decisions of the Exploration Management Committee. The Operator shall prepare draft Exploration Programs for consideration by the Exploration Management Committee.

JOGMEC shall be the Operator during the Earn In Period. Thereafter the Operator shall be appointed pursuant to a decision by the Exploration Management Committee.

The draft Exploration Program shall be delivered to the Party prior to each funding period throughout the Earn In Period.

21. Duties of Operator. The Operator shall:

(a) perform its duties and responsibilities in a professional and proper manner consistent with sound and prudent exploration, engineering and mining practices exercising due care, skill and attention;

(b) do all such other acts and things as may be necessary to maintain the Project in good standing;

(c) comply with all applicable laws and industry rules;

(d) provide quarterly and consolidated annual progress reports summarizing all exploration activity operations regarding the Project, including an accounting of all Exploration Expenditures to the Exploration Management Committee;

(e) without limiting paragraph (d) provide to the Exploration Management Committee in a timely fashion all independent studies or reports disclosing any material result arising from activities of the Project;

(f) upon reasonable notice to the Operator, permit any Participant to have access to and review all financial and accounting records maintained by the Operator in respect of the Project; and

22. Norco and Lumina Copper Duties. Subject to a prior transfer by Norco of its Transferred Interest as contemplated by section 13, during the Earn In Period Lumina Copper shall keep the Pashpap Property in good standing by making all required payments pursuant to the Permits or as may otherwise be required under the applicable laws of the governing jurisdiction. Lumina Copper shall not transfer, sell, or assign the whole or part of Pashpap Property or any interest therein during the term of the LOI or the JVA or the JVSA, as the case may be, without the prior written consent of JOGMEC which consent may not be unreasonably withheld. In the event that at any time the interest of Lumina Copper in the Pashpap Property should be forfeited, reduced, cancelled or encumbered, other than as a result of an action or omission to act by the Operator when none of Norco, Lumina Copper or an Affiliate of Norco or Lumina Copper is the Operator, JOGMEC may demand all expenditures contributed by JOGMEC on account of Exploration Expenditures or on account the general administration costs set out in section 8 be forthwith repaid by Norco and Lumina

Copper to JOGMEC as a valid and unequivocal joint and several indebtedness of Norco and Lumina Copper to JOGMEC.

23. **Withdrawal and Termination.**

(a) JOGMEC's Withdrawal During Earn In Period. During the Earn In Period JOGMEC may upon 30 days written notice to Lumina Copper withdraw from the Joint Venture and terminate this LOI or the JVA or the JVSA as the case may be, provided in respect of the first year of the Earn In Period JOGMEC shall contribute to Exploration Expenditures a minimum of United States Dollars Five Hundred Thousand (USD$500,000) including any contribution by JOGMEC to any general administration costs set out in section 8 and any mining tenement fees paid by JOGMEC or paid by Lumina Copper and reimbursed by JOGMEC. In the event of such withdrawal in any funding period, JOGMEC shall remain liable for:

(i) the Exploration Expenditures incurred during the 30 day notice period pursuant to the current Exploration Program; and

(ii) to the extent of its Participating Interest, any liabilities and obligations arising or incurred in respect of the activities of the Project prior to such withdrawal.

(b) Norco and Lumina Copper's Withdrawal. Norco and Lumina Copper shall not withdraw from the Joint Venture during the Earn In Period except in the event of all of the following:

(i) JOGMEC and/or the JOGMEC Nominees is or are alleged to have breached a material obligation of this LOI and/or the JVA or the JVSA; and

(ii) Norco and Lumina Copper have given JOGMEC and/or the JOGMEC Nominees 60 days' written notice specifying the alleged material breach and the action which may be reasonably required to be taken to rectify that alleged breach; and

(iii) when an alleged breach of a material obligation under this LOI is proven to be an actual breach committed on the part of JOGMEC and/or the JOGMEC Nominees, and JOGMEC and/or the JOGMEC Nominees has or have failed to rectify or take reasonable steps to rectify that breach within 60 days of receiving the written notice stated in Section 23(b)(ii); then

(iv) provided that Sections 23(b)(i) to (iii) (inclusive) have been satisfied, Norco and Lumina Copper may give a further written notice to JOGMEC and/or the JOGMEC Nominees of its intent to withdraw from the LOI and/or the JVA or the JVSA, which withdrawal shall be effective 60 days from the date on which that further written notice is given and JOGMEC's and JOGMEC's Nominees Participating Interest will be deemed to be terminated.

Co-Ownership Interest

(c) **Pro-Rata Funding Period.** During Pro-Rata Funding Period, a Participant may elect to withdraw as a Participant from the Joint Venture and the Project, as the case may be, by giving notice to the other Participant of the effective date of withdrawal, which shall be the earlier of the end of the then current Exploration Program or 30 days after the date of the notice.

Promptly after such withdrawal by a Participant the Operator shall take all action necessary to wind up the activities of the Joint Venture and all costs and expenses incurred in connection with the wind up shall be expenses chargeable to the Joint Venture, as the case may be.

All interests of the Joint Venture Property of the withdrawing Participant shall be transferred to the non- withdrawing Participant.

However, the Operator may in its own right or in co-operation with a third party continue the exploration activities previously conducted by the Joint Venture provided that from the effective date of withdrawal of the withdrawing Participant, that Participant is relieved of any obligations and liability incurred pursuant to such continued activities.

(d) **Ongoing liabilities.** JOGMEC shall not have any liability in respect of the continued operation or conduct of the Project following its withdrawal from the Joint Venture or termination of this LOI or the JVA or the JVSA, as the case may be, pursuant to the mutual agreement of the Parties, provided that in the case of JOGMEC withdrawing from the Joint Venture:

(i) it has surrendered to Norco any claim it may have to a Participating Interest in the Project; and

(ii) JOGMEC shall remain liable for its respective share of liabilities to third parties (whether such arises before or after such withdrawal), including environmental liabilities, provided such liabilities shall be equal to its Participating Interest at the time such liability was incurred and such liabilities must exist or be incurred in respect of activities of the Project prior to JOGMEC's withdrawal from the Joint Venture.

VI. PRODUCTION

24. **Abandonment of Mineral Concessions.** In the event the Exploration Management Committee elects to abandon any mineral concession or mining tenements constituting Joint Venture Property which election was not supported by a Participant (the "Non-Electing Participant"), the Management Committee shall give not less than 60 days' prior written notice to the Non-Electing Participant of such abandonment during which time the Non-Electing Participant may acquire from the Joint Venture such mineral concessions or mining tenements at no cost to the Non-Electing Participant other than the Non-Electing Participant shall reimburse the Joint Venture for any and all out of pocket expenses and disbursements incurred by the Joint Venture in respect of such acquisition by the Non-Electing Participant.

25. **Taking in Kind.** Any Minerals derived from any Production shall be taken "in kind" by each Participant in proportion to its Participating Interest. Any extra expenditures

incurred in the taking in kind or separate disposition by either Participant of its share of the Minerals derived from any Production shall be borne by such Participant.

Nothing in this LOI or the JVA or the JVSA, as the case may be, shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of the Minerals derived from any Production or permitting the processing of the Minerals derived from any Production by any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this LOI or the JVA or the JVSA, as the case may be.

26. Representations and Warranties of Norco and Lumina Copper. Norco and Lumina Copper jointly and severally represent and warrant to JOGMEC that after due enquiry, and to the best of their respective and their respective Affiliates knowledge, information and belief as at the Effective Date:

(a) Due Incorporation and Organization. Each of Norco and Lumina Copper is duly incorporated, organised, validly subsisting and in good standing, with respect to the filing of annual reports, under the laws of its jurisdiction of incorporation, with full capacity and is qualified to carry on the business of the Joint Venture and the Project, which it so carries on.

(b) Corporate Power. Each of Norco and Lumina Copper has full power and authority to carry on its business and to enter into this LOI and subsequently, if applicable, the JVA or the JVSA and any agreement or instrument referred to or contemplated by this LOI and subsequently, if applicable, the JVA or the JVSA and to carry out and perform all of its obligations and duties hereunder and thereunder.

(c) Corporate Approvals. Each of Norco and Lumina Copper has duly obtained all requisite corporate and regulatory authorizations for the execution, delivery and performance of this LOI and subsequently, if applicable, the JVA or the JVSA and such execution, delivery and performance and the consummation of the transactions herein and therein contemplated, will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under or result in the creation of any Encumbrance under the provisions of its governing documents or any shareholders' or directors' resolution.

(d) Approvals. The execution, delivery and performance of this LOI and subsequently, if applicable, the JVA or the JVSA by each of Norco and Lumina Copper and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under any indenture, agreement or other instrument and do not contravene any applicable laws.

(e) Due Execution and Delivery. This LOI and subsequently, upon execution, the JVA or the JVSA has been (and upon execution will be) duly executed and delivered by each of Norco and Lumina Copper is, and upon execution will be, valid, binding and enforceable against each of Norco and Lumina Copper in accordance with its respective terms.

(f) **No Acts of Bankruptcy.** Neither Norco or Lumina Copper has committed an act of bankruptcy, is insolvent, has proposed a compromising arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrancer take possession of any of its property and has had any execution or distress become enforceable or become levied upon any of its property.

(g) **Permits**. The Permits in respect of the Pashpap Property which are held by Lumina Copper are in good standing and not liable to forfeiture or cancellation for any reason. Such Permits in respect of the Pashpap Property are legally and beneficially owned by Lumina Copper free and clear of all Encumbrances.

(h) **No Third Party Rights**. No person or company other than Lumina Copper, owns or possesses any right to explore for minerals or to mine for the same in any part of the area encompassed within the Pashpap Property.

(i) **Outstanding Rights**. All rentals, rates, taxes and payments, liabilities and works required in connection with the Pashpap Property up to and including the Effective Date have been made and done.

(j) **Litigation**. Neither Norco or Lumina Copper is involved in any litigation and neither Norco or Lumina Copper is aware of any circumstances which might affect the continued existence of either Norco or Lumina Copper or the ability of either Norco and Lumina Copper to fully participate in the Joint Venture and to fulfil its obligations under this LOI or the JVA or the JVSA, as the case may be.

27. **Representations and Warranties of JOGMEC**. JOGMEC represents and warrants to Norco and to Lumina Copper that, to the best of its knowledge, information and belief, as at the Effective Date:

(a) **Due Incorporation and Organization.** JOGMEC is duly incorporated, organised, validly subsisting government entity and is in good standing, with respect to the filing of its annual reports, under the laws of Japan and has full capacity and is qualified to enter into this Joint Venture as contemplated by this LOI or subsequently by, the JVA or the JVSA, as the case may be.

(b) **Corporate Power.** JOGMEC has full power and authority to carry on its business and to enter into this LOI and subsequently, the JVA or the JVSA, as the case may be, and any agreement or instrument referred to or contemplated by this LOI and subsequently, the JVA or the JVSA, as the case may be, and to carry out and perform all of its obligations and duties hereunder and thereunder.

(c) **Corporate Approvals.** JOGMEC has duly obtained all requisite corporate and regulatory authorizations for the execution, delivery and performance of this LOI and subsequently, the JVA or the JVSA, as the case may be, and such execution, delivery and performance and the consummation of the transactions herein and therein contemplated, will not conflict with or result in a breach of any covenants

or agreements contained in or constitute a default under or result in the creation of any Encumbrance under the provisions of its constating documents or any shareholders' or directors' resolution.

(d) Approvals. The execution, delivery and performance of this LOI and subsequently, the JVA or the JVSA, as the case may be, by JOGMEC and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under any indenture, agreement or other instrument whatsoever to which JOGMEC is a party or by which JOGMEC is bound and do not contravene any applicable laws.

(e) Due Execution and Delivery. This LOI and subsequently, upon execution, the JVA or the JVSA has been (and upon execution will be) duly executed and delivered by JOGMEC and is (and upon execution will be) valid, binding and enforceable against JOGMEC in accordance with its respective terms.

(f) No Acts of Bankruptcy. JOGMEC has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

VII. GENERAL PROVISIONS

28. Norco and Lumina Copper Indemnity. Norco and Lumina Copper jointly and severally agree to indemnify and save harmless JOGMEC and any JOGMEC Nominees, from and against any claim, damage, loss, liability or expense arising out of, relating to or in connection with any previous exploration and mining activities conducted with the Pashpap Property prior to the Effective Date including, but not limited to, any and all environmental liabilities on or in any way related to the Pashpap Property or any adjacent property. Without limiting the foregoing, Norco and Lumina Copper further jointly and severally agree to indemnify JOGMEC, its directors, officers, employees and agents from and against the entire amount of any Material Loss. A "Material Loss" shall mean all costs, expenses, damages or liabilities, including legal fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by either or both of Norco and Lumina Copper of any representation, warranty or covenant contained in this LOI, the JVA or the JVSA, as the case may be.

29. JOGMEC Indemnity. JOGMEC shall indemnify each of Norco and Lumina Copper, and their respective directors, officers, employees and agents from and against the entire amount of any Material Loss. A "Material Loss" shall mean all costs, expenses, damages or liabilities, including legal fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by JOGMEC of any representation, warranty or covenant contained in this LOI, the JVA or the JVSA, as the case may be.

30. **Force Majeure**. Neither Party will be responsible for any failure to perform or comply with, or for any delay in performing or complying with, any obligation under this LOI or the JVA or the JVSA, as the case may be, if such failure or delay, despite all reasonable efforts by such Party, has been caused by a Force Majeure Event. A Party claiming that its performance is affected or prevented by a Force Majeure Event must give prompt written notice to the other Parties of the occurrence of such event, including a detailed description of the circumstances and a good faith estimate of the duration of that event. The Operator shall use reasonable efforts to keep care and maintenance costs to a minimum during the Force Majeure Event; provided that during the Earn In Period and Pro-Rata Funding Period, JOGMEC shall be permitted to suspend payment of any amounts, except tenement fees relating to the Pashpap Property and statutory property fees (for example, canon payments and taxes as required by authorities) required to maintain the Project during the currency of any Force Majeure Event as notified to it by the Operator and during the Pro-Rata Funding Period, the Parties shall be obligated to fund all similar property holding fees in accordance with their respective Participating Interests. A Force Majeure Event shall not operate so as to suspend payment of any sum on account of the General Administration Costs set out in section 8.

31. **Governing Laws**. The validity of this LOI and/or the JVA or the JVSA, as the case may be, its interpretation, enforcement of the respective rights and obligations of the Parties and all other matters arising in any way out of this LOI or the JVA or the JVSA, as the case may be, or the Parties' performance under this LOI or the JVA or the JVSA, as the case may be, shall be determined in accordance with the laws of British Columbia, Canada as a jurisdiction and body of laws neutral to and without favour to either Party, to the exclusion of any other law.

32. **Mediation and Arbitration**. In the event of any dispute arising under this LOI or the JVA or the JVSA, as the case may be, the Parties shall attempt to resolve the matter amicably, failing which the matter shall be referred to the respective Chairman of the Parties for mediation (the "**Mediation**"). Subject to the provisions of section 18 if the Chairmen of the Parties are unable to resolve the matter within 30 days of referral of the matter to them, the dispute shall be referred to and finally resolved by binding arbitration administered in accordance with the rules set out in the International Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Center, with the venue for proceedings to be in Vancouver, B.C. Costs of the arbitration shall be in the cause.

33. **Principal authorized Representatives and Notice**. Any notice, direction or other communication (a "**Communication**") given pursuant to this LOI, irrespective of whether such Communication was required, permitted or otherwise provided pursuant to or in respect of this LOI, shall be in writing and if delivered or mailed, shall be deemed to have been given and received on the day that it is actually received, and if sent by fax or other similar form of electronic communication, shall be deemed to have been given and received on the day it was so sent if sent during normal business hours (9:00 a.m. to 5:00 p.m. local time at the place of receipt) or on the next following business day if sent outside of normal business hours. Notices in each case shall be addressed as follows:

if to Norco:
Northern Peru Copper Corp. and Lumina Copper SA
1550 – 625 Howe Street
Vancouver, British Columbia
V6C 2T6 CANADA
Fax: +1 604-687-7041
Attention: Marshall Koval

If to JOGMEC:
Japan Oil, Gas and Metals Exploration Company
Muza Kawasaki Central Tower
1310 Omiya-cho, Saiwai-ku, Kawasaki-shi, Kanagawa
212-8554 JAPAN
Fax: +81 (44) 520 8740
Attention: Toshio Sakasegawa

Either Party at any time may give notice in writing to the other Party of any change of address of the Party giving such notice and from and after the giving of such notice, the address or addresses therein specified shall be deemed to be the address of such Party for purposes of giving notice hereunder.

34. Access to Information. Subject to section 35 and to existing restrictions with third persons, each of Norco and Lumina Copper shall provide JOGMEC with access to all data, reports, records, and other information of any kind whatsoever, developed or acquired by Norco and/or Lumina Copper, in connection with the Project. Where JOGMEC is unable to access any data, reports, records and other information because of third party confidentiality requirements, each of Norco and Lumina Copper will use its good faith best efforts to seek and obtain the consent of such third party to disclose the confidential information to JOGMEC as soon as practicable.

Without limiting the foregoing, each Party shall disclose to and inform the other of all matters of a material nature pertaining to or arising from any Exploration Program, any Exploration Expenditures and/or the Project.

35. Confidentiality. Except as otherwise provided in this LOI, all data, reports, records and other information of any kind whatsoever, developed or acquired by a Party or by any employee thereof or by any agent, contractor or advisor engaged to provide services to a Party in connection with this LOI and/or the JVA or the JVSA, as the case may be, shall be treated as confidential.

Neither Party shall reveal or otherwise disclose such confidential information to any third party without the prior written consent of the other Party, which shall not be unreasonably withheld.

Should a Party be required to disclose confidential information to any provincial, state, government, appropriate agencies and department thereof, or to any stock exchange as may be required under any law or to issue a press release, the Party so obliged shall provide the other Party with a copy of the proposed press release for such Party's approval, which approval shall not be unreasonably withheld. A copy of the press release must be delivered to a Party for its review not less than 7 Business Days (as determined

in the country to which the press release is delivered) before its proposed date of release and the Party reviewing the press release shall provide a response within 4 Business Days (as determined in the country to which the press release is delivered) of receipt of the proposed press release. That requirement shall not apply to JOGMEC, as it is required to disclose confidential information to other Japanese government agencies including, but not limited to, the Ministry of Economy, Trade and Industry (METI), for the purpose of complying with the laws, regulations and policies concerning its operations and corporate governance.

36. <u>Partnership</u>. Nothing in this LOI and/or the JVA or the JVSA, as the case may be, shall be construed as creating a partnership between the Parties or as constituting either Party as being the partner or agent of the other Party or Parties. The Parties acknowledge they are solely unincorporated joint venturers until such time as a JV Company may be established and in that event each Party's liability shall be limited to its respective shareholding in the relevant JV Company in accordance with the applicable law.

37. <u>Entire Agreement</u>. This LOI including its exhibits constitutes the whole of this LOI and encompasses the entire agreement between the Parties pertaining to the subject matter hereof. This LOI supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties, save and except for the CA. This LOI may only be amended by written agreement between the Parties.

38. <u>Further Assurances</u>. The Parties agree to execute and cause to be executed such further and other documents and to take and cause to be taken such further and other actions as are reasonably necessary to secure and give effect to the rights and obligations granted and assumed under this LOI.

39. <u>Enurement.</u> This LOI shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

40. <u>Counterparts.</u> Each Party may reasonably rely on the authenticity of a telefacsimile signature as evidence of the other Party's execution of this LOI. This LOI may be executed in several counterparts (in original or telefacsimile form), each of which so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

If you agree with the aforementioned terms and conditions, please so indicate by signing this LOI, at the place indicated below, and promptly return the signed copy to JOGMEC.

Sincerely yours,

With the intention of being legally bound to fulfil the terms hereof:

Japan Oil, Gas and Metals National Corporation

Per: ______________________ **Date:** June 16, 2005
Toshio Sakasegawa,
Executive Director, Member of the Board

Accepted and Agreed to:

Northern Peru Copper Corp.

Per: ______________________ **Date:** 6/17/2005
Marshall Koval, President

Lumina Copper S.A.C.

Per: ______________________ **Date:** ______________________
Luis Rodriguez-Marietegui Canny,
Authorized Signatory

If you agree with the aforementioned terms and conditions, please so indicate by signing this LOI, at the place indicated below, and promptly return the signed copy to JOGMEC.

Sincerely yours,

With the intention of being legally bound to fulfil the terms hereof:

Japan Oil, Gas and Metals National Corporation

Per: ____________________ Date: June 16, 2005
Toshio Sakasegawa,
Executive Director, Member of the Board

Accepted and Agreed to:

Northern Peru Copper Corp.

Per: ____________________ Date: ____________________
Marshall Koval, President

Lumina Copper S.A.C.

Per: ____________________ Date: June 17, 2005
Luis Rodriguez-Mariategui Canny,
Authorized Signatory

Exhibit A

The Pashpap Project

Mineral Concessions Forming the Pashpap Property

Concession Type	Name	Hectares	Code	Application Date
Petitorio	Pashpap 2003	200	01-00799-03	03-Mar-2003
Petitorio	Pashpap 1 2003	1,000	01-01342-03	15-Apr-2003
Petitorio	Pashpap 3 2003	500	01-00801-03	03-Mar-2003
Petitorio	Pashpap 4 2003	941.39	01-01345-03	15-Apr-2003
Petitorio	Pashpap 5 2003	200	01-00802-03	03-Mar-2003
Petitorio	Pashpap 6 2003	1,000	01-01344-03	15-Apr-2003
Petitorio	Pashpap 7 2003	1,000	01-01343-03	15-Apr-2003
	SUBTOTAL	4,841.39		
	Less, pre-existing overlapping claims	18.00		
	TOTAL	4,823.39		



YURAMARCA
MACATE
HUAYLAS
PASHPAP 4 2003
(941.39 ha)
PASHPAP 2003
(200 ha)
PASHPAP 6 2003
(1000 ha)
PASHPAP 1 2003
(1000 ha)
PASHPAP 3 2003
(500 ha)
PASHPAP 5 2003
(200 ha)
PASHPAP 7 2003
(1000 ha)
EL BRONCE
LOMA BLANCA
SEÑAL CERRO PASHPAP
12 DE OCTUBRE
HUACACUY NORTE
HUACACUY SUR
LAGs. PATARA
MINA PATARA
LAGs. BALLACOCHA
SEÑAL CERRO TRES CRUCES
Rio Tambo
N 9032000
N 9028000
N 9024000
N 9020000
E 164000
E 168000
E 172000
E 176000
E 180000
ECUADOR
COLOMBIA
BRASIL
PERU
Lima
Department of Ancash
OCEANO PACIFICO
BOLIVIA
CHILE
0m 1000 2000 3000 4000
1:100000
NOTE:
1. MODIFIED AFTER BUENAVENTURA, 1996
2. INFORMATION OBTAINED FROM THE MINING PUBLIC REGISTRY, SHEETS 18-G (SANTA ROSA) & 18-H (CORONGO).
UTM COORDINATES ZONE 17, SHEET 18-G(SANTA ROSA) MODIFIED TO UTM COORDINATES ZONE 18.
LEGEND:
PASHPAP PROPERTY BOUNDARY
CLAIMS HELD BY OTHER COMPANIES
PROSPECTS
TOWNS
TOPOGRAPHIC CONTROL POINT
PREVIOUS PRODUCING MINES
RIVERS
DIRT ROADS
SCALE 1:100000
R.C
J.S
21.JUL.03
PROJECT NO. 141356
amec
LUMINA COPPER CORP.
PASHPAP PROPERTY
LAND TENURE
FIGURE 4-1
REV. A

Exhibit B

The Pashpap Project